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Filed Pursuant to
Rule 424(b)(3) and (c)
Registration No. 333-106418

PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 12, 2004 TO
PROSPECTUS DATED JULY 25, 2003

UBIQUITEL OPERATING COMPANY

$10,000,000
14% Senior Discount Notes due 2010

        This Prospectus Supplement No. 1 (the "Prospectus Supplement") supplements our prospectus dated July 25, 2003 (the "Prospectus"), relating to the resale by affiliate selling noteholders, who are affiliates of us, for their own account of up to $10,000,000 aggregate principal amount of our outstanding 14% senior discount notes due 2010. The affiliate selling noteholders acquired the notes from us on February 26, 2003 by participating in a private placement exchange, pursuant to which we exchanged $48,180,000 aggregate principal amount of our 14% senior discount notes due 2010 for $192,720,000 aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010. As of the date of this Prospectus Supplement, there is outstanding $31,473,000 aggregate principal amount of our 14% senior discount notes due 2010.

        This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

AFFILIATE SELLING NOTEHOLDERS

        As a result of certain of the affiliate selling noteholders having sold all of the 14% senior discount notes due 2010 held by them, in all cases after the date of the Prospectus and prior to the date of this Prospectus Supplement, the table under the section captioned "Affiliate Selling Noteholders" set forth in the Prospectus is hereby replaced and superseded in its entirety by the following:

1

	Amount	Percentage	Principal Amount	Amount	Percentage
Name	Principal Amount of Notes Held Prior to the Offering		of Notes Offered(1)	Note Ownership After the Offering
Bruce E. Toll(1)	$3,750,000	11.9%	$3,750,000	—	—
BRU Holding Co., LLC(2)	$4,000,000	12.7%	$4,000,000	—	—
Lancaster Investment Partners, L.P.(3)	$1,250,000	3.9%	—	—	—
CBT Wireless Investments, L.L.C.(4)	$750,000	2.4%	—	—	—
Chardonnay Partners, L.P.(5)	$250,000	*	—	—	—

*
Less than 1%.

(1)
Mr. Bruce E. Toll is a director of UbiquiTel Parent and owns through his affiliate BRU Holding Co., LLC more than 5% of the outstanding common stock of UbiquiTel Parent. The address of Mr. Toll is 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(2)
BRU Holding Co., LLC is a Delaware limited liability company and controlled by Mr. Bruce E. Toll, a director of UbiquiTel Parent and an owner of more than 5% of its outstanding common stock. Mr. Toll is the sole member of BRU Holding Co., LLC and has investment power over the notes. The address of BRU Holding Co., LLC is 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(3)
Lancaster Investment Partners, L.P. is a Pennsylvania limited partnership. Robert A. Berlacher, a director of UbiquiTel Parent, is President of LIP Advisors, Inc., the general partner of Lancaster Investment Partners, L.P., and has investment power over the notes. The address of Lancaster Investment Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406. Lancaster Investment Partners, L.P. sold all of the notes held by it prior to the date of this Prospectus Supplement.

(4)
CBT Wireless Investments, L.L.C. is a Washington limited liability company and controlled by Mr. Peter Lucas, a director of UbiquiTel Parent. Mr. Lucas serves as the general manager of CBT Wireless Investments, L.L.C. and has investment power over the notes. Mr. Lucas served as the Interim Chief Financial Officer of UbiquiTel Parent from its inception until July 2001, except for a two-month period during late 2000. The address of CBT Wireless Investments, L.L.C. is 1733 H Street, #330-141, Blaine, Washington 98230. CBT Wireless Investments, L.L.C. sold all of the notes held by it prior to the date of this Prospectus Supplement.

(5)
Chardonnay Partners, L.P. is a Pennsylvania limited partnership. Robert A. Berlacher, a director of UbiquiTel Parent, is the controlling member of RAB Investment Company, LLC, the general partner of Chardonnay Partners, L.P., and has investment power over the notes. The address of Chardonnay Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406. Chardonnay Partners, L.P. sold all of the notes held by it prior to the date of this Prospectus Supplement.

SEE "RISK FACTORS" SET FORTH IN THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR 14% SENIOR DISCOUNT NOTES.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 12, 2004.

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PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 12, 2004 TO PROSPECTUS DATED JULY 25, 2003 UBIQUITEL OPERATING COMPANY $10,000,000 14% Senior Discount Notes due 2010
AFFILIATE SELLING NOTEHOLDERS